UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to S240.14a-12

ELIZABETH ARDEN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee paid previously with preliminary materials.
[ ]

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Reference is made to Proposal No. 2 included in the Proxy Statement of Elizabeth Arden, Inc. (the "Company"), filed with the U.S. Securities and Exchange Commission on October 7, 2005 (the "Proxy Statement"), seeking shareholder approval of the proposed Amended and Restated Articles of Incorporation, which eliminates the Series D convertible preferred stock and reinstitutes the Board of Directors' authority to issue serial preferred stock and determine the designations, preferences, limitation and other rights of the serial preferred stock. In the Proxy Statement, the Company noted that it had "not proposed the blank check authority with the intention of using the serial preferred stock for anti-takeover purposes, although [it] could theoretically use the serial preferred stock to make it more difficult or to discourage an attempt to acquire control of the company." Since it is not the Board of Directors' intention to use the serial preferred stock for anti-takeover purposes, the Board of Directors of the Company has adopted a policy that it will not use the serial preferred stock for anti-takeover purposes.

The Annual Meeting of shareholders for the Company is scheduled to take place on November 16, 2005. If you have already voted and wish to change your vote on Proposal No. 2, you may revoke your proxy and vote your shares at the Annual Meeting even if you have previously completed and returned your proxy card or voted by telephone or through the Internet. You may revoke your proxy in person at the Annual Meeting, by written notice to the Company's corporate secretary or by delivery of a later-dated proxy at any time before it is voted. Shareholders and other investors are urged to read the Proxy Statement, which contains important information that should be read carefully before any decision is made with respect to all Proposals, including Proposal No. 2.